UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

[ ] Form 10-K  [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q  [ ] Form N-SAR

For Period Ended:    June 30, 1997
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      [ ] Transition  Report on Form 10-K
      [ ] Transition Report on Form 10-F
      [ ] Transition  Report on Form 11-K
      [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR

      For the Transition Period Ended:
                                      ------------------------------------------
PART I.     REGISTRANT INFORMATION

                           Lahaina Acquisitions, Inc.
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                            (Full Name of Registrant)

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                          (Former Name, if Applicable)

                                5459 Iris Street
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           (Address of Principal Executive Office - Street and Number)

                            Littleton, Colorado 80123
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                           (City, State and Zip Code)


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PART II - RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate.)

 [X]    |   (a)   The reasons described in reasonable detail in Part III of this
        |         form could not be eliminated  without  unreasonable  effort or
        |         expense;
        |
        |   (b)   The   subject  annual  report,  semi-annual report, transition
        |         report on Form 10-KSB,  Form 20-F,  Form 11-K,  Form N-SAR, or
        |         portion  thereof,  will be filed on or  before  the  fifteenth
        |         calendar day following the prescribed due date; or the subject
        |         quarterly  report  or  transition  report on Form  10-QSB,  or
        |         portion thereof, will be filed on or before the fifth calendar
        |         day following the prescribed due date; and
        |
        |   (c)   The  accountant's  statement or other exhibit required by Rule
        |         12b-25(c) has been attached, if applicable.

PART III - NARRATIVE

      State below in reasonable detail the reasons why the Form 10-K, Form 20-F, Form 11-K, Form 10-Q, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

            The Company's most recent fiscal quarter ended June 30, 1997, and the Company is required to file its Form 10-Q with respect to such fiscal quarter on or before August 15, 1997. The Company has been unable to complete its Form 10-Q for such fiscal quarter because of delays in completing the preparation of its unaudited financial statements as of and for the quarter ending on June 30, 1997, which comprise Part I of its Form 10-Q. Such delays are primarily due to additional time required to complete the Company's unaudited financial statements for the quarter ended June 30, 1997. These delays could not be eliminated without unreasonable effort and expense.

            Since the Company cannot complete its financial statements for Part I, it also cannot complete the narrative portions comprising Part II of its Form 10-Q.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

        Joseph I. Emas, Esq.           (954)             462-2000
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          (Name)                    (Area Code)       (Telephone Number)


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(2)   Have all other periodic  reports required under Section 13 or 15(d) of the
      Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made. [ ] Yes [X] No

                          LAHAINA ACQUISITIONS, INC.
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:     August 25, 1997                  By: /s/ Graham Cooper
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                                               Graham Cooper
                                               President